Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS OF AMERICA ANNOUNCES NEW CREDIT FACILITY
     LOS ANGELES, CA — November 2, 2009 — Motorcar Parts of America, Inc. (NasdaqGM: MPAA) today announced it has entered into a new $45 million credit facility with Union Bank, N.A. and BB&T, replacing and supplementing a previous $40 million credit facility.
     The company said it intends to utilize the credit facility for working capital, general corporate purposes and possible future acquisitions.
     “The new credit facility enhances the company’s balance sheet and provides greater financial flexibility to execute management’s strategic plans,” said Selwyn Joffe, chairman, president and chief executive officer. “We look forward to working with Union Bank, N.A. and BB&T under this favorable new agreement,” Joffe added.
     “We are pleased to lead this truly outstanding relationship,” said Robert Tietjen, Union Bank, N.A. Senior Vice President, Senior Relationship Manager.
     “BB&T and its Automotive Aftermarket Corporate Banking group are pleased to join Union Bank, N.A. in expanding the MPA credit facility,” said Roberts Bass, BB&T, Senior Vice President and Corporate Banking Team Leader.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters for imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada. The company’s facilities are located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including the completion of documentation related to the credit facility increase and its ability to successful identify and complete potential acquisitions. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2009 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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